EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of January 17, 2006
Among
RELIANCE STEEL & ALUMINUM CO.,
RSAC ACQUISITION CORP.
And
EARLE M. JORGENSEN COMPANY

-iii-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER is dated as of January 17, 2006, by and among Reliance Steel & Aluminum Co., a California corporation (“Parent”), RSAC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Earle M. Jorgensen Company, a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings assigned thereto in Section 1.01.
     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have (i) approved, and declared it advisable and in the best interests of their respective stockholders to consummate, the merger (the “Merger”) of the Company with and into Sub on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company shall be canceled and converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)(ii)) and (ii) adopted this Agreement, and Parent, as the sole stockholder of Sub, has approved this Agreement;
     WHEREAS, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) have concurrently entered into a voting agreement (the “Voting Agreement”) pursuant to which the Principal Company Stockholders have agreed to take specified actions in furtherance of the Merger;
     WHEREAS, Parent and the Principal Company Stockholders have concurrently entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Parent has agreed to provide registration rights and marketing assistance with respect to the shares of Parent Common Stock (as defined below) that the Principal Company Stockholders will receive in the Merger;
     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Sub and the Company is a “party to a reorganization” within the meaning of Section 368(b) of the Code with respect to the Merger; and
     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions; The Merger
     SECTION 1.01. Definitions; Interpretations.
     (a) Definitions. As used in this Agreement, the following terms have their respective meanings specified or referred to in this Section 1.01 and shall be equally applicable to both singular and plural forms. Any agreement or statute referred to below shall mean such agreement or statute as amended, supplemented or modified from time to time or as of a specified date, as applicable. Any capitalized terms that are not otherwise defined in this Section 1.01 shall have their respective meanings as set forth in this Agreement.
     “Additional Employer Contribution” has the meaning specified in the Company RSP.
     An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     “Antitrust Laws” means the HSR Act and other antitrust, competition or premerger notification, trade regulation Law or Judgment (including, without limitation, those Laws giving rise to the need to submit the Regulatory Filings).
     “business day” means any day, other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California.
     “CGCL” means the California General Corporation Law as in effect from time to time.
     “Certificate” means a certificate representing any share or shares of Company Common Stock.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company Board” means the Board of Directors of the Company.
     “Company Bylaws” means the bylaws of the Company, as amended to, and in effect as of, the date of this Agreement.
     “Company Charter” means the certification of incorporation of the Company, as amended to, and in effect as of, the date of this Agreement.
     “Company Common Stock” means common stock, par value $0.001 per share, of the Company.
     “Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 3, 1993, amended and restated as of March 24, 1998, further amended and restated as of April 12, 2002, and further amended and restated as of March 3, 2005, by and among Holding, the Company, each of those financial institutions listed from time to time on Schedule I thereto, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), acting as agent.
     “Company Financial Statements” means (i) the audited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders’ Equity of the Company, and the related notes thereto, as of and for each of the fiscal years ended March 31, 2005, 2004 and 2003, and (ii) the unaudited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders’ Equity of the Company, and the related notes thereto, as of and for the six-month period ended September 28, 2005, each of which is included in the Company SEC Documents.
     “Company Property” means Owned Property and Leased Property of the Company or any Company Subsidiary.
     “Company RSP” means the Earle M. Jorgensen Retirement Savings Plan effective as of August 1, 2005.
     “Company Senior Debt Agreements” means (i) the Company Credit Agreement and (ii) that certain Indenture dated as of May 22, 2002, with The Bank of New York, a New York banking corporation, with respect to the Company’s 9 3/4% Senior Secured Notes due 2012.
     “Company Stockholder Approval” means an approval of the Merger and the other Transactions (as defined in Section 1.02) by the majority of the voting power of the holders of the outstanding Company Common Stock.
     “Company Stockholders’ Meeting” means a meeting of the stockholders of the Company to approve the Merger and the other Transactions.
     “Company Subsidiaries” means the subsidiaries (including any predecessor entities) of the Company existing on the date of this Agreement.
     “Company Takeover Proposal” means (i) a transaction pursuant to which any person (or group (as defined under Section 13(d) of the Securities Act) of persons) (other than Parent, any of the Parent Subsidiaries or any affiliates of Parent), directly or indirectly, acquires or would acquire more than nineteen percent (19%) of (A) the outstanding shares of Company Common Stock, (B) the voting power of the outstanding securities of the Company or (C) any new series or new class of preferred stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent, any of the Parent Subsidiaries or any affiliates of Parent) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Company and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any of the Company Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all of the assets, net revenues or net income of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the Transactions, as a result of which (A) the holders of shares of the Company immediately prior to such transactions do not, in the aggregate, own at least eighty-one percent (81%) of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior the consummation thereof or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the consummation of such transaction.
     “Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 5, 2005, by and between the Company and Parent.
     “Consent” means any consent, approval, license, order or authorization.
     “Constituent Corporations” means the Company and the Sub.
     “Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     “Credit Suisse” means Credit Suisse Securities (USA) LLC.
     “DGCL” means the Delaware General Corporation Law as in effect from time to time.
     “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location or (ii) the failure to comply with any Environmental Law.
     “Environmental Laws” means all applicable Federal, state, local and foreign Laws, Judgments or Environmental Permits or any legally binding agency requirement issued, promulgated or entered into by or with any Governmental Entity, relating to (i) pollution, natural resources or protection or restoration of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (iii) noise, odor, indoor air, employee exposure, wetlands, contamination or any injury or threat of injury to persons or property as a result of any Hazardous Material.
     “Environmental Permits” means all Permits and Consents pursuant to Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Persons” means (i) Parent and the Parent Subsidiaries and (ii) the Principal Company Stockholders and their respective affiliates.
     “FTC” means the Federal Trade Commission.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational.
     “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.
     “Holding” means Earle M. Jorgensen Holding Company, Inc., a Delaware corporation that formerly was the parent company of the Company.
     “Holding Option Plan” means the Earle M. Jorgensen Holding Company, Inc. Option Plan, effective as of January 30, 1997, as amended, as assumed by the Company effective as of April 20, 2005, and as may be further amended prior to the Closing to ensure compliance with Section 409A of the Code.
     “Holding Stock Options” means each option to acquire shares of Company Common Stock that was originally granted pursuant to the Holding Option Plan and is outstanding at the date of this Agreement, as may be further amended prior to the Closing to ensure compliance with Section 409A of the Code.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Intellectual Property Rights” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names, trade secrets, know-how and other proprietary intellectual property rights and computer programs, including any applications or registrations related to any of these items.
     “Judgment” means any judgment, order or decree.
     “knowledge” means, (i) with respect to the Company, the actual knowledge of the Company’s executive officers and directors and E. Gilbert Leon and (ii) with respect to Parent, the actual knowledge of Parent’s executive officers and directors.
     “Law” means any statute, law (including common law), ordinance, rule or regulation.

     “Leased Property” means all real property and interests in real property leased by (i) the Company or any Company Subsidiary or (ii) Parent or any Parent Subsidiary, as applicable.
     “Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
     “Material Adverse Effect” on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or (iii) the ability of such person to consummate the Merger and the other Transactions to be consummated by such person, but excluding any state of facts, event, change, effect, development, condition or occurrence relating to (A) the economy or financial markets in general, (B) the metal service center industry in general, (C) national or international political or social conditions, including the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any territory, possession or diplomatic or consular offices thereof, or upon any military installation thereof, (D) with respect to the Company and Parent, the entering into by the Company of this Agreement with Parent as opposed to any other third party, (E) with respect to the Company and Parent, any acts or omissions by the other Party or its respective subsidiaries or affiliates, (F) any material change in applicable Law, (G) any change in the NYSE trading price or volume of Company Common Stock or Parent Common Stock, as applicable, or (H) adverse weather conditions or natural disasters.
     “NYSE” means the New York Stock Exchange and any successor (including, The NYSE Group, Inc. as currently contemplated by the pending merger between the New York Stock Exchange and Archipelago Holdings, Inc.).
     “Owned Property” means all real property and interests in real property owned in fee by (i) the Company or any Company Subsidiary or (ii) Parent or any Parent Subsidiary, as applicable.
     “Parent Board” means the Board of Directors of Parent.
     “Parent Bylaws” means the bylaws of Parent, as amended to, and in effect as of, the date of this Agreement.
     “Parent Charter” means the articles of incorporation of Parent, as amended to, and in effect as of, the date of this Agreement.
     “Parent Financial Statements” means (i) the audited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders’ Equity of Parent, and the related notes thereto, as of and for each of the fiscal years ended December 31, 2004, 2003 and 2002, and (ii) the unaudited Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders’ Equity of Parent, and the related notes thereto, as of and for the nine-month period ended September 30, 2005, each of which is included in the Parent SEC Documents.

     “Parent Property” means all Owned Property and Leased Property of Parent and the Parent Subsidiaries.
     “Parent Subsidiaries” means the subsidiaries of Parent existing on the date of this Agreement and Sub.
     “Participant” means any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary who receives or has received material benefits under the Company Benefit Plans (as defined in Section 3.10).
     “Parties” means Parent, Sub and the Company.
     “Permits” means permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of, and filings, declarations and registrations with, all Governmental Entities.
     A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
     A “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Representatives” means any officer, director, manager or employee of, or any investment banker, attorney, accountant or other advisor or representative retained by, a person.
     “Returns” means Federal, state, local and foreign returns, information statements and reports relating to Taxes.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “S/OX” means the Sarbanes-Oxley Act of 2002.
     A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.
     “Superior Company Proposal” means any bona fide, unsolicited Company Takeover Proposal (provided that for purposes of this definition of Superior Company Proposal, the percentages in clauses (i), (iii) and (iv) of the definition of Company Takeover Proposal shall be replaced with “fifty percent (50%)”) made by a third party that is not subject to a financing condition (other than on terms substantially similar to the provisions in Sections 4.20 and

6.04(b)) and is on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Company Common Stock, from a financial point of view, than the Merger; provided that the Company Board shall not so determine that any such proposal is a Superior Company Proposal prior to the time that is two (2) business days after the time at which the Company has complied in all material respects with Section 5.02(c) with respect to such proposal.
     “Supplemental SBP” means the Earle M. Jorgensen Supplemental SBP, effective as of March 31, 2006.
     “Taxes” means all Federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and real property taxes and unclaimed property liability, together with all interest, penalties and additions imposed with respect to such amounts.
     “Tax Agreement” means any Contract to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another person under such Contract in respect of Taxes payable by such other person to any taxing authority or other person.
     “Transfer Taxes” means all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes).
     “UBS” means UBS Securities LLC.
     “Voting Company Debt” means bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.
     “Voting Parent Debt” means bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote.
     (b) Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     SECTION 1.02. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.04). At the Effective Time, the separate corporate existence of the Company shall cease and Sub shall (a) continue as the surviving corporation (the “Surviving Corporation”), (b) succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL and (c) continue its corporate existence under the laws of the State of Delaware. The principal executive office of the Surviving Corporation will be the address of the Company’s executive offices. The Merger, the payment of cash in connection with the Merger, the issuance by Parent of shares of common stock, no par value per share, of Parent (“Parent Common Stock”) in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement and the Voting Agreement shall be referred to herein as the “Transactions”.
     SECTION 1.03. Closing. Subject to Section 6.01(f), the closing (the “Closing”) of the Merger and the Transactions shall take place at the offices of Katten Muchin Rosenman LLP (Los Angeles office) at 9:00 a.m., Pacific Standard Time, on the second business day following the satisfaction (or, to the extent permitted by Law, waiver) by all Parties of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     SECTION 1.04. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     SECTION 1.05. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. In accordance with the DGCL, all of the rights, privileges, property, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.06. Certificate of Incorporation and Bylaws.
     (a) At the Effective Time, the certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL. The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form of Exhibit A attached hereto.
     (b) At the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL. The bylaws of the Surviving Corporation shall be amended at the Effective Time so that each reference therein to Sub as the Surviving Corporation’s name is changed to be the Company’s name.

     SECTION 1.07. Directors. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     SECTION 1.08. Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time and certain officers of Parent identified by Parent prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
     SECTION 1.09. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of any Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of any Constituent Corporation to take any and all such action.
ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:
     (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent or of a wholly owned subsidiary of Parent. Each stock certificate of Sub evidencing ownership of any shares of common stock of Sub shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock owned by the Company, Parent or Sub or any subsidiary of the Company or Parent immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Common Stock. Subject to adjustment as provided in Section 2.01(c)(iv) and other than Dissenter Shares (as defined in Section 2.04) and fractional shares subject to Section 2.02(e), each issued and outstanding share of Company Common Stock held by stockholders of the Company (other than shares cancelled pursuant to Section 2.01(b)) shall be converted into the right to receive:
     (i) a fraction of a share (rounded to four (4) decimal places) of validly issued, fully paid and nonassessable Parent Common Stock at an exchange ratio (the “Exchange Ratio”) as determined in accordance with this Section 2.01(c) (the “Stock Consideration”); and
     (ii) an amount in cash equal to $6.50 (the “Cash Consideration” and, together with the Stock Consideration and any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.02(e), the “Merger Consideration”).
     (iii) The Exchange Ratio shall be calculated as follows:
          (A) If the Average Parent Stock Price (as defined below in Section 2.01(c)(iii)(D)) is equal to or more than $72.86 (the “Upper Limit”), then the Exchange Ratio shall be 0.0892 shares of Parent Common Stock for each share of Company Common Stock.
          (B) If the Average Parent Stock Price is less than the Upper Limit but more than $53.86 (the “Lower Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common Stock for each share of Company Common Stock determined by dividing $6.50 by the Average Parent Stock Price.
          (C) If the Average Parent Stock Price is equal to or less than the Lower Limit, then the Exchange Ratio shall be 0.1207 shares of Parent Common Stock for each share of Company Common Stock.
          (D) For purposes of this Agreement, “Average Parent Stock Price” means an amount equal to the average of the daily closing sale prices for the Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, for each of the twenty (20) consecutive trading days ending with and including the second (2nd) complete trading day prior to the Effective Time (as adjusted for any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment of, or a stock dividend on, the Parent Common Stock as provided in Section 2.01(c)(iv)).
     (iv) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and the Option Exchange Ratio (as defined in Section 2.03(e)) shall be correspondingly adjusted.
     (v) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (excluding any shares of Company Common Stock canceled pursuant to Section 2.01(b) and any Dissenter Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate (or, in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit or bond, as applicable, pursuant to Section 2.02(k)) in accordance with Section 2.02, and any Dissenter Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate in accordance with Section 2.04, without interest.
     SECTION 2.02. Exchange Procedures.
     (a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three (3) days prior to dissemination of the Company Proxy Statement (as defined in Section 6.01(a)) to the stockholders of the Company, Parent shall select and enter into an exchange agreement with a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for payment of Merger Consideration upon surrender of Certificates (or, in the case of lost, stolen or destroyed Certificate, upon delivery of an affidavit or bond, as applicable, pursuant to Section 2.02(k)). At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01(c) out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.
     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable, the amount of cash and the number of whole shares of Parent Common Stock that the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
     (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid (and issued) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid (and issued) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time; provided that the Company has deposited the funds to pay such dividend or distribution with its transfer agent prior to the Closing, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
     (e) No Fractional Shares.
     (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three (3) decimal places.
     (ii) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the Average Parent Stock Price.
     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration and any applicable dividends or distributions with respect to any Parent Common Stock constituting Merger Consideration as provided in Section 2.02(c).
     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard and Poor’s Corporation or (iii) certificates of deposit of commercial banks with capital exceeding $1,000,000,000. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing authority.
     (j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations promulgated under the Code.
     (k) Lost Stock Certificates. If any Certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, pursuant to this Article II.
     (l) Transfer Taxes on Surrendered Certificates. If any cash is to be remitted to a person (other than the person in whose name any Certificate representing Company Common Stock surrendered in exchange therefor is registered), it shall be a condition of such exchange that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable.
     (m) Affiliates. Notwithstanding anything herein to the contrary, any Certificate representing Company Common Stock surrendered for exchange by any “affiliate” (as determined pursuant to Section 6.10) of the Company shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.10.
     SECTION 2.03. Company Stock Options; Holding Stock Options.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each option to purchase shares of Company Common Stock (other than the Holding Stock Options) that (A) was granted pursuant to the Earle M. Jorgensen Company 2004 Stock Incentive Plan (the “Company Option Plan”) and (B) is outstanding at the Effective Time (the “Company Stock Options”) shall (1) cease to represent a right to acquire shares of Company Common Stock, and (2) shall be converted automatically into options to purchase, on the same terms and conditions mutatis mutandis as were applicable to such options prior to the

Effective Time, shares of Parent Common Stock (each such option an “Adjusted Option”), and (ii) Parent shall assume all of the obligations of the Company under the Company Option Plan, with respect to each outstanding Adjusted Option and the agreements evidencing the grants thereof; provided, however, that from and after the Effective Time, (x) the number of shares of Parent Common Stock purchasable upon exercise of such Adjusted Option shall be equal to the number of shares of Company Common Stock that were purchasable under the applicable Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (y) the per share exercise price under each such Adjusted Option shall be equal to the price obtained by dividing the per share exercise price of each such Company Stock Option by the Option Exchange Ratio; provided, however, that, in the case of any Company Stock Option, the exercise price and the number of shares of Parent Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Adjusted Option shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.
     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the Company Option Plan and indicating that the agreements evidencing the grants of such Adjusted Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03 after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plan and ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Stock Options, which qualify as “incentive stock options” at the Effective Time, continue to qualify as “incentive stock options” after the Effective Time.
     (c) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under Section 2.03(a). Promptly after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 or such other appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued or issuable pursuant to Section 2.03(a), shall file with the NYSE an amendment to its listing application covering the issuance and shall use its best efforts to maintain the current status of the prospectus contained, or incorporated by reference, in such registration statement, as well as comply with any applicable listing requirements of the NYSE and state securities or “blue sky” laws, for so long as such options remain outstanding.
     (d) At the Effective Time, each outstanding Holding Stock Option shall be exchanged for the right to receive an amount, if any, equal to (i) the difference between (x) $13.00 and (y) the applicable per share exercise price, multiplied by (ii) the number of shares of Company Common Stock subject to such Holding Stock Option, and subject to any applicable withholding of Taxes.

     (e) For purposes of this Agreement, the “Option Exchange Ratio” shall mean the Exchange Ratio multiplied by two (2).
     SECTION 2.04. Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenter Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Dissenter Rights”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any written notice of intent to demand payment, or any written demand for payment, received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
ARTICLE III
Representations and Warranties of the Company
     Except as (i) expressly set forth in the corresponding section of that certain letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”), it being understood that disclosure of any matters under any section of the Company Disclosure Letter shall be deemed to be disclosure of any other section of the Company Disclosure Letter to which the matter may reasonably apply, notwithstanding the omission of an appropriate cross reference to such other section, (ii) disclosed in any Company SEC Document (as defined in Section 3.06) or (iii) expressly contemplated or permitted under this Agreement and any agreement contemplated hereby or in connection with the consummation of the Transactions, the Company represents and warrants to Parent and Sub that:
     SECTION 3.01. Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its businesses as presently conducted. Each of the Company and its Company Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the Company Charter, the Company Bylaws and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

     SECTION 3.02. Company Subsidiaries; Equity Interests.
     (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company Subsidiaries and the number of authorized and outstanding shares of capital stock or membership interests, as the case may be, for each Company Subsidiary. All of the outstanding equity interests of the Company Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all Liens.
     (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
     SECTION 3.03. Capital Structure.
     (a) The authorized capital stock of the Company consists of Eighty Million (80,000,000) shares of Company Common Stock and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. At the close of business on January 16, 2006, (i) 50,237,094 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 808,000 shares of Company Common Stock were subject to outstanding Company Stock Options and 3,053,668 shares of Company Common Stock were subject to outstanding Holding Stock Options. The Company has reserved (A) 1,617,856 additional shares of Company Common Stock for issuance under the Company Option Plan, (B) no additional shares of Company Common Stock for issuance in connection with the Holding Option Plan, and (C) 727,984 additional shares of Company Common Stock for issuance to the Company RSP pursuant to the terms of the Company RSP, and the Company is obligated to contribute 723,109 additional shares of Company Common Stock to the Company RSP pursuant to the terms of the Company RSP. As of the date hereof, except as set forth above, at the close of business on January 16, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since July 8, 2005, no shares of capital stock or other voting securities of the Company have been issued by the Company. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. There is not any Voting Company Debt. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.
     (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Stock Options and Holding Stock Options, the number of shares of Company Common Stock subject to each such Company Stock Option and each such Holding Stock Option, the grant dates, the exercise prices, expiration dates and vesting schedules of such Company Stock Options and such Holding Stock Options and the names of the holders of each Company Stock Option and each Holding Stock Option. All outstanding Company Stock Options and Holding Stock Options are evidenced by the option agreements in the forms set forth in Section 3.03(b) of the Company Disclosure Letter. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.
     (c) Listings. The Company Common Stock is listed for trading on the NYSE. Except as set forth in the preceding sentence, the Company’s securities are not listed or quoted, for trading on any U.S. domestic or foreign securities exchange.
     SECTION 3.04. Authority; Execution and Delivery; Enforceability.
     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Company Board, at a meeting duly called and held, by a unanimous vote of the directors,] duly adopted resolutions (i) adopting this Agreement and approving the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement are fair to and in the best interests of the Company and its stockholders, (iii)

directing that this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) recommending that the Company’s stockholders approve this Agreement.
     (c) The only vote of holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger is the approval of this Agreement by the Company Stockholder Approval. The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement other than the Merger.
     SECTION 3.05. No Conflicts; Consents.
     (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter and organizational documents of each Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     (b) No Consent of, or Permit from, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, other than (i) compliance with and filings under the HSR Act and any other Antitrust Law and, if applicable, any state takeover statute, (ii) the filing with the SEC of (A) the Company Proxy Statement and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) such filings required by the Companies Act 1981, the Insurance Act 1978 and the Exchange Control Act 1972, each as amended, and any other applicable Bermuda Law, (vii) compliance with and such filings as may be required by the Investment Canada Act, the Competition Act and any other applicable Canadian Law and (viii) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Regulatory Filings”).
     SECTION 3.06. Company SEC Documents; Company Financial Statements; Undisclosed Liabilities.
     (a) The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since March 31, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”). No Company Subsidiary is required to file any report, schedule, form, statement or other document with the SEC.
     (b) As of the date that it was filed with the SEC, (i) each Company SEC Document complied in all material respects with the requirements of the Exchange Act applicable to such Company SEC Document, (ii) each registration statement and prospectus included therein (the “Company Registration Documents”) that was filed by the Company since March 31, 2003 complied in all material respects with the requirements of the Securities Act applicable to such Company Registration Document and (iii) none of the foregoing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (c) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and disclosed to Parent) during the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that were not material in amount). There has been no change in the Company’s accounting policies except as disclosed in the Company SEC Documents.
     (d) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company as of March 31, 2005 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2005, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Document filed with the SEC after the filing date of such Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and prior to the date hereof, (iii) for liabilities and obligations incurred since September 29, 2005 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other Transaction or any other agreement contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect, and no significant Company Subsidiary (determined in accordance with Regulation S-X promulgated under the Securities Act) has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Material Adverse Effect on that Company Subsidiary individually. Section 3.06(d) of the Company Disclosure Letter sets forth all liabilities and obligations incurred in connection with the Merger and the other agreements contemplated by this Agreement and the other Transactions.
     SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Company Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.
     SECTION 3.08. Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement, the Transactions and the other agreements contemplated hereby, from the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:
     (a) any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
     (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

     (c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;
     (d) (i) any granting by the Company or any Company Subsidiary to any Participant of any loan or any increase in compensation, benefits, perquisites or any bonus or award, except in the ordinary course of business consistent with prior practice or (ii) any granting by the Company or any Company Subsidiary to any such Participant of any increase in severance, change in control or termination pay or benefits, in each case, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents;
     (e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;
     (f) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;
     (g) any sale, lease, transfer or assignment by the Company or any Company Subsidiary of any material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property;
     (h) any acceleration of the collection of accounts receivable or deferring payment of liabilities that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
     (i) a binding commitment by the Company or any Company Subsidiaries relating to any of the foregoing.
     SECTION 3.09. Taxes.
     (a) The Company and each of the Company Subsidiaries (including, for purposes of this representation, Holding) has timely filed all Returns required by applicable Tax law to be filed by the Company and each of the Company Subsidiaries. All Taxes owed by the Company or any of the Company Subsidiaries (including, for the purposes of this representation, Holding) to a taxing authority, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of the Company Subsidiaries determined in accordance with GAAP through the date of the Company Financial Statements.
     (b) The Company and each of the Company Subsidiaries have withheld with respect to its employees all Federal and state income taxes and all other Taxes required to be withheld (including, without limitation, under Sections 1441, 1442, 3101, 3111 and 3402 of the Code or similar provisions under all applicable Laws).

     (c) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of the Company Subsidiaries for which accruals have not been made on the Company Financial Statements. Neither the Company nor any of the Company Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax that is still in effect.
     (d) No Tax audit or other examination of the Company or any of the Company Subsidiaries is presently in progress, nor has the Company or any of the Company Subsidiaries been notified in writing of any request for such Tax audit or other examination.
     (e) Neither the Company nor any of the Company Subsidiaries is a party to (i) any agreement with a party other than the Company or any of the Company Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Company Subsidiary or (ii) any Tax Agreement other than any Tax Agreement described in the foregoing clause (i).
     (f) Except for the group of which the Company and the Company Subsidiaries are now presently members, neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.
     (g) The Company is not, and has not at any time been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
     (h) The Company has not been a “distributing corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two (2) years.
     (i) No material claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and neither the Company nor any of the Company Subsidiaries has received any notice of any such material claim from any such authority.
     SECTION 3.10. Absence of Changes in Benefit Plans. From March 31, 2005 to the date of this Agreement, neither the Company nor any Company Subsidiary (a) has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing material benefits to any Participant (collectively, “Company Benefit Plans”) or (b) has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11(a)), or any change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which the Company or any Company Subsidiary is a party; provided, however, that the representation contained in clauses (a) and (b) of this Section 3.10 shall only apply to items which the Company reasonably believes would result in a Company Material Adverse Effect. Since March 31, 2005, the Company has not adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any Company Benefit Plan so as to accelerate the vesting of any Company Stock Option or Holding Stock Option or materially change the terms or conditions thereof.
     SECTION 3.11. ERISA Compliance; Excess Parachute Payments.
     (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans. Each Company Benefit Plan (other than Company Multiemployer Pension Plans (as defined in Section 3.11(c)), has been administered in material compliance with its terms, applicable Law and the terms of any applicable collective bargaining agreements. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, written descriptions thereof), (ii) the most recent annual report required to be filed, or such similar report, statement, information returns or material correspondence filed with or delivered to any Governmental Entity during the past year, with respect to each Company Benefit Plan (other than Company Multiemployer Pension Plans) including reports filed on Form 5500 with accompanying schedules and attachments, (iii) the most recent summary plan description prepared for each Company Benefit Plan (other than Company Multiemployer Pension Plans), (iv) each currently effective trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan (other than Company Multiemployer Pension Plans), (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan (other than Company Multiemployer Pension Plans) intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination letter, if applicable, and (vi) the most recent actuarial valuation for each Company Benefit Plan (other than Company Multiemployer Pension Plans) subject to Title IV of ERISA. All Participant data necessary to administer each Company Benefit Plan, other than any Company Benefit Plan that is a Company Multiemployer Pension Plan, is in the possession of the Company or its service providers and is in a form that is sufficient for the proper administration of such Company Benefit Plans in accordance with their terms and all applicable Laws and such data is true, complete and correct in all material respects. For purposes of this Agreement, the term “Company Pension Plan” shall mean any Company Benefit Plan which is subject to Title IV of ERISA.
     (b) All Company Benefit Plans (other than Company Multiemployer Pension Plans) which are intended to be qualified under Section 401(a) of the Code have been the subject of a determination letter from the Internal Revenue Service to the effect that the form of each such Company Benefit Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and satisfy the requirements for statutory changes required by the legislation commonly known as “GUST” and each Company Benefit Plan has been amended to comply with statutory changes required by the legislation commonly known as “EGTRRA,” and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.
     (c) During the past three (3) years (i) neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”), (ii) there have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to ERISA or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA or to any other liability for breach of fiduciary duty under ERISA or any other applicable Law, (iii) no Company Pension Plan or related trust has been terminated and (iv) (A) neither the Company nor any Company Subsidiary has incurred any liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan, (B) no such liability has been asserted, (C) there are no events or circumstances known by the Company that would result in any such complete withdrawal or partial withdrawal and (D) neither the Company nor any Commonly Controlled Entity of the Company is bound by any Contract or has any liabilities described in ERISA Section 4204; provided, however, that the representation contained in clauses (i) through (iv) of this Section 3.11(c) shall only apply to items which the Company reasonably believes would result in a Company Material Adverse Effect.
     (d) With respect to any Company Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code or any similar applicable state statute, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar applicable state statute and (iv) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time (except for expenses related to termination of any such plan and paying any final claims related thereto). No Company Benefit Plan that is a welfare plan is self-insured.

     (e) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Participant who is a “disqualified individual” (as such term is defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) under any Company Benefit Plan, will cause the excise tax required by Section 4999(a) of the Code to be imposed on such Disqualified Individual. Section 3.11(e) of the Company Disclosure Letter lists all amounts that may be required to be paid by the Company to any of its employees as a result of the consummation of the Transactions in respect of severance payments for termination of employment or payments that may become due under any change of control or retention agreement.
     (f) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event), (i) entitle any Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan.
     (g) Except as could not reasonably be expected to have a Company Material Adverse Effect, since March 31, 2005, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan (other than a Company Benefit Plan which is a Company Multiemployer Pension Plan), or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan (other than a Company Benefit Plan which is a Company Multiemployer Benefit Plan). Except as could not reasonably be expected to have a Company Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.
     (h) Neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.
     (i) The Company has no legally binding plan or commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by applicable Law. To the extent that any such plan or commitment exists, whether or not expected to result in material liability to the Company, the Company has provided a copy of such plan or commitment to Parent.

     (j) No employee, director or consultant is or will become entitled to death or medical post-employment benefits by reason of service to the Company or the Company Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would have a Company Material Adverse Effect.
     SECTION 3.12. Litigation. The Company SEC Documents accurately disclose as of the date hereof all suits, claims, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that are required to be disclosed therein by the Securities Act and the Exchange Act. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would have a Company Material Adverse Effect.
     SECTION 3.13. Compliance with Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no employee or agent of the Company or any Company Subsidiary has been engaged in any activities that are prohibited or are cause for criminal or civil penalties, including, but not limited to, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any Governmental Entity, governmental official or any relative of such official, to obtain or retain business or to receive favorable treatment with regard to the Company’s business or operations. Neither the Company nor any Company Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. The Company and the Company Subsidiaries have in effect all Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no event, other than the Merger and the other Transactions, which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 3.13 does not relate to matters with respect to Taxes (which are the subject of Section 3.09), ERISA (which are the subject of Section 3.11), labor Laws (which are the subject of Section 3.16) or Environmental Laws (which are the subject of Section 3.18).
     SECTION 3.14. Assets Other than Real Property Interests. The Company and the Company Subsidiaries have good and valid title to all of their respective properties and assets, in each case free and clear of all Liens, except (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (b) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (c) Liens that secure debt obligations that are reflected as liabilities on the consolidated balance sheet of the Company as of March 31, 2005 contained in the Company SEC Documents and the existence of which is referred to in the notes to such balance sheet, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) leases, subleases and similar agreements set forth in Section 3.14 of the Company Disclosure Letter or (f) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.19.
     SECTION 3.15. Real Property. Section 3.15 of the Company Disclosure Letter sets forth a complete list of all Company Property, including any prime or underlying leases relating thereto, which is necessary to conduct the business and operations of the Company and the Company Subsidiaries as they are presently conducted. The Company or a Company Subsidiary has good, valid and marketable fee title to all Owned Property and good and valid leasehold title to all Leased Property, in each case subject only to (a) Liens described in clause (a), (b), (c) or (f) of Section 3.14 or Liens imposed or promulgated under applicable Law or by any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (b) leases, subleases and similar agreements set forth in Section 3.15 of the Company Disclosure Letter, (c) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase) or (d) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property made on the date of this Agreement. Any material reciprocal easement or operating agreements with respect to Company Property are set forth in Section 3.15 of the Company Disclosure Letter. With respect to the Company Leased Property, (i) the Company or one of the Company Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease relating thereto, (ii) each lease for the Company Leased Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and the Company Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) to the knowledge of the Company, there is no, nor has the Company or any of the Company Subsidiaries received written notice of any, default under any lease for the Company Leased Property (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) and (iv) neither the Company nor any of the Company Subsidiaries has assigned its interest under any lease for the Company Leased Property or sublet any part of the premises covered thereby or exercised any option or right thereunder.
     SECTION 3.16. Labor Matters. Section 3.16 of the Company Disclosure Letter contains a list of each collective bargaining agreement between the Company or any Company

Subsidiary and any labor union. Since March 31, 2005, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and, to the knowledge of the Company and the Company Subsidiaries, there is currently no such action threatened against or affecting the Company or any Company Subsidiary that would reasonably be expected to result in a material liability to the Company. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company or any Company Subsidiary, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material liability to the Company. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material liability to the Company.
     SECTION 3.17. Contracts. (a) Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of the following types of Contracts to which the Company or any Company Subsidiary is a party (such Contracts being “Material Contracts”):
     (i) Contracts (including any so-called take-or-pay or keepwell agreements) under which (A) any person including the Company or a Company Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $3,000,000 or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another Company Subsidiary, in excess of $3,000,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(ii) Contracts under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person in excess of $3,000,000 (other than the Company or a Company Subsidiary and other than extensions of trade credit in the ordinary course of business);
(iii) Contracts granting a Lien upon any Company Property or any other asset of the Company or any Company Subsidiary securing indebtedness or other obligations, in each case in excess of $3,000,000;
(iv) Contracts providing for indemnification of any person in excess of $3,000,000 with respect to material liabilities relating to such person’s current or former services as officer, director, consultant and agent to the Company, any Company Subsidiary or any predecessor person;

(v) a Contract not made in the ordinary course of business in which the amount involved exceeds $1,000,000;
(vi) (A) a Contract with a Governmental Entity in which the amount involved exceeds $3,000,000 or (B) a material license or permit by or from any Governmental Entity;
(vii) currency exchange, interest rate exchange, commodity exchange or similar Contract;
(viii) a Contract for any joint venture, partnership or similar arrangement;
(ix) a lease, sublease or similar agreement with respect to Company Property in which the amount involved exceeds $3,000,000 per annum;
(x) a Contract under which the Company or a Company Subsidiary has agreed to purchase or lease any real property or any interest in real property for a purchase price in excess of $3,000,000 or an annual rental in excess of $3,000,000 or to construct any improvements on real property or a leasehold interest in real property for a contract sum in excess of $3,000,000;
(xi) a Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(xii) a Contract that materially limits or otherwise materially restricts the right of the Company or any of the Company Subsidiaries to engage or compete in any line of business in any geographic area;
(xiii) a Contract that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC; or
(xiv) a Contract other than as set forth above to which the Company or a Company Subsidiary is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets and in which the amount involved exceeds $10,000,000.
     (b) All Material Contracts required to be listed in Section 3.17 of the Company Disclosure Letter are valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with their respective terms and, to the knowledge of the Company, are in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Neither of the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate any Material Contract, and no party has, to the knowledge of the Company, any such intention. True, complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been previously delivered or made available to Parent.
     SECTION 3.18. Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company:
     (a) the Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;
     (b) (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;
     (c) there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;
     (d) there have been no Releases by the Company or any of the Company Subsidiaries or their predecessors of any Hazardous Material or other contamination of any property currently or formerly owned, leased or operated by the Company or any of the Company Subsidiaries (including soils, groundwater or surface water) that would reasonably be expected to form the basis of any Environmental Claim or grounds for remediation against the Company or any of the Company Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
     (e) (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and
     (f) neither the Company nor any of the Company Subsidiaries has arranged for the treatment or disposal of any Hazardous Material on any third person property undergoing cleanup pursuant to any Environmental Law.
     SECTION 3.19. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights that are necessary for the Company to conduct its business and operations and the business and operations of the Company Subsidiaries, other than such Intellectual Property Rights the absence of which have not had or would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.
     SECTION 3.20. Controls and Procedures.
     (a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of S/OX with respect to Company SEC Documents, and the Company has delivered or made available to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since March 31, 2005 referred to in such certifications. For purposes of this Section 3.20(a), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in S/OX.
     (b) The Company has (i) designed, implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports it files with or furnishes to the SEC under the Exchange Act is communicated to its management by others within the Company and the Company Subsidiaries as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to materially affect its ability to record, process, summarize and report financial data and (iii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. The Company will provide to Parent true, complete and correct copies of any such disclosure that is made after the date of this Agreement.
     (c) The Company has designed and implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a Material Adverse Effect on the Company Financial Statements.
     (d) No personal loan or other extension of credit by the Company or any Company Subsidiary to any of the Company’s executive officers or directors has been made or modified

(other than as permitted by Section 13 of the Exchange Act and Section 402 of S/OX) since March 31, 2005.
     (e) Since March 31, 2004, (i) neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any Representative of the Company or any of the Company Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including, without limitation, any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Parent, any of the Company Subsidiaries or any of their respective Representatives, the Company Board or any member or committee of the Company Board.
     (f) The Company has adopted one or more codes of conduct or codes of ethics applicable to the officers and directors of the Company and has provided the form(s) of such code(s) and copies of any such code(s).
     SECTION 3.21. Broker’s Fees; Finder’s Fees. Except for Credit Suisse and Duff & Phelps, LLC whose fees will be paid by the Company on or before the Closing Date, no broker, finder, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.
     SECTION 3.22. Opinion of Financial Advisor. The Company has received the written opinion of each of Credit Suisse and Duff & Phelps, LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock, other than the Excluded Persons, is fair to such holders from a financial point of view, a signed copy of which opinion has been (or will be promptly following the date of this Agreement) delivered to Parent.
     SECTION 3.23. Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions should not be obtained on a timely basis.
     SECTION 3.24. Insurance. All insurance policies carried by or covering the Company and the Company Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by the Company or any of the Company Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.
     SECTION 3.25. State Takeover Statutes. The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the provisions of §203 of the DGCL inapplicable to the Merger, this Agreement and the Transactions. To the knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the Transactions.
ARTICLE IV
Representations and Warranties of Parent and Sub
     Except as (i) expressly set forth in the corresponding section of that certain letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”), it being understood that disclosure of any matters under any section of the Parent Disclosure Letter shall be deemed to be disclosure of any other section of the Parent Disclosure Letter to which the matter may reasonably apply, notwithstanding the omission of an appropriate cross reference to such other section, (ii) disclosed in any Parent SEC Document (as defined in Section 4.06) or (iii) expressly contemplated or permitted under this Agreement and any agreement contemplated hereby or in connection with the consummation of the Transactions, Parent and Sub, jointly and severally, represent and warrant to Company that:
     SECTION 4.01. Organization, Standing and Power. Each of Parent and the Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease and operate its properties and to conduct its businesses as presently conducted. Each of Parent and the Parent Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, complete and correct copies of the Parent Charter and Parent Bylaws.
     SECTION 4.02. Sub; Parent Subsidiaries.
     (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
     SECTION 4.03. Capital Structure. The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Parent Common Stock, no par value, and Five Million (5,000,000) shares of preferred stock, no par value. At the close of business on January 16, 2006, (a) 33,108,999 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Common Stock were held by Parent in its treasury, (c) 1,582,500 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock granted under any stock option plan of Parent (a “Parent Employee Stock Option”), (d) 3,242,500 additional shares of Parent Common Stock were reserved for issuance pursuant to stock option plans of Parent and (e) 81,516 shares of Parent Common Stock are currently reserved for issuance as restricted stock under Parent’s Key Man Incentive Plan. Except as set forth above, at the close of business on January 16, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since January 16, 2006, no shares of capital stock or other voting securities of Parent were issued by Parent, except for shares of Parent Common Stock issued upon the exercise of Parent Employee Stock Options outstanding as of January 16, 2006. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There is no Voting Parent Debt. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.
     SECTION 4.04. Authority; Execution and Delivery; Enforceability.
     (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Parent Board, at a meeting duly called and held, by a unanimous vote of the directors, duly adopted resolutions approving this Agreement, the Merger, the Share Issuance and the other Transactions. No approval of this Agreement, the Merger, the Share Issuance or any of the other Transactions is required from Parent’s stockholders.
     SECTION 4.05. No Conflicts; Consents.
     (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the Merger and the other Transactions and compliance by Parent and Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Parent Charter, the Parent Bylaws or the charter or organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
     (b) Other than the Regulatory Filings, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
     SECTION 4.06. Parent SEC Documents; Parent Financial Statements; Undisclosed Liabilities.
     (a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC since December 31, 2002 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”). No Parent Subsidiary is required to file any report, schedule, form, statement or other document with the SEC.
     (b) As of the date that it was filed with the SEC, (i) each Parent SEC Document complied in all material respects with the requirements of the Exchange Act applicable to such Parent SEC Document, (ii) each registration statement and prospectus included therein (the “Parent Registration Documents”) that was filed by Parent since December 31, 2002 complied in all material respects with the requirements of the Securities Act applicable to such Parent Registration Documents and (iii) none of the foregoing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) The consolidated financial statements of Parent (including any notes and schedules thereto) included in the Parent SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and disclosed to the Company) during the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that were not material in amount). There has been no change in Parent’s accounting policies except as disclosed in the Parent SEC Documents.
     (d) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of Parent as of December 31, 2004 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of Parent included in any other Parent SEC Document filed with the SEC after the filing date of such Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and prior to the date hereof, (iii) for liabilities and obligations incurred since September 30, 2005 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other Transaction or any other agreement contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which, individually or in the aggregate, would not have a Parent Material Adverse Effect. Section 4.06(d) of the Parent Disclosure Letter sets forth all liabilities and obligations incurred in connection with the Merger and the other agreements contemplated by this Agreement and the other Transactions.
     SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Company Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion therein or incorporation by reference therein. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference therein.
     SECTION 4.08. Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement, the Transactions and the other agreements contemplated hereby, from December 31, 2004 to the date of this Agreement, (a) Parent has conducted its business only in the ordinary course and (b) there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
     SECTION 4.09. Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that has had or would reasonably be expected to have a Parent Material Adverse Effect.
     SECTION 4.10. Compliance with Applicable Laws. Parent and the Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no employee or agent of Parent or any Parent Subsidiary has been engaged in any activities that are prohibited or are cause for criminal or civil penalties, including, but not limited to, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to any Governmental Entity, governmental official or any relative of such official, to obtain or retain business or to receive favorable treatment with regard to Parent’s business or operations. Neither Parent nor any Parent Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law. Parent and the Parent Subsidiaries have in effect all Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. There is no event which, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.

     SECTION 4.11. Controls and Procedures.
     (a) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of S/OX with respect to Parent SEC Documents, and Parent has delivered or made available to the Company a summary of any disclosure made by management to Parent’s auditors and audit committee since December 31, 2002 referred to in such certifications. For purposes of this Section 4.11(a), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in S/OX.
     (b) Parent has (i) designed, implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by Parent in the reports it files with or furnishes to the SEC under the Exchange Act is communicated to its management by others within Parent and the Parent Subsidiaries as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to materially affect its ability to record, process, summarize and report financial data and (iii) disclosed, based on its most recent evaluation, to its auditors and the audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Parent will provide to the Company true, complete and correct copies of any such disclosure that is made after the date of this Agreement.
     (c) Parent has designed and implemented and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a Material Adverse Effect on the Parent Financial Statements. Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2004, and such assessment concluded that such internal controls were effective using the framework specified in Parent’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2004.
     (d) No personal loan or other extension of credit by Parent or any Parent Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of S/OX) since December 31, 2002.

     (e) Since December 31, 2002, (i) neither Parent nor any of the Parent Subsidiaries nor, to Parent’s knowledge, any Representative of Parent or any of the Parent Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries, or their respective internal accounting controls, including, without limitation, any material complaint, allegation, assertion or claim, that Parent or any of the Parent Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of U.S. Federal or state securities Laws, a material breach of fiduciary duty or similar material violation by Parent, any of the Parent Subsidiaries or any of their respective Representatives, Parent Board or any member or committee of Parent Board.
     (f) Parent has adopted one or more codes of conduct or codes of ethics applicable to the officers and directors of Parent and has provided the form(s) of such code(s).
     SECTION 4.12. Environmental Matters. Except as set forth in the Parent SEC Documents or for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, to the knowledge of Parent:
     (a) Parent and each of the Parent Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither Parent nor any of the Parent Subsidiaries has received any (i) communication that alleges that Parent or any of the Parent Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;
     (b) (i) Parent and each of the Parent Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither Parent nor any of the Parent Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;
     (c) there are no Environmental Claims pending or, to the knowledge of Parent, threatened, against Parent or any of the Parent Subsidiaries;
     (d) there have been no Releases by Parent or any of the Parent Subsidiaries or their predecessors of any Hazardous Material or other contamination of any property currently or formerly owned, leased or operated by Parent or any of the Parent Subsidiaries (including soils, groundwater or surface water) that would reasonably be expected to form the basis of any Environmental Claim or grounds for remediation against Parent or any of the Parent Subsidiaries or against any person whose liabilities for such Environmental Claims Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
     (e) (i) neither Parent nor any of the Parent Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries, and (ii) to the knowledge of Parent, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims Parent or any of the Parent Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
     (f) Neither Parent nor any of the Parent Subsidiaries has arranged for the treatment or disposal of any Hazardous Material on any third person property undergoing cleanup pursuant to any Environmental Law.
     SECTION 4.13. ERISA Compliance; Excess Parachute Payments.
     (a) Each collective bargaining agreement of Parent and each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding of Parent, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by Parent or any Parent Subsidiary or any other Commonly Controlled Entity, whether or not providing material benefits to any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (each, a “Parent Plan Participant”) (collectively, “Parent Benefit Plans”), other than Parent Multiemployer Pension Plans (as defined in Section 4.13(c), and, to the knowledge of Parent, each Parent Multiemployer Pension Plan has been administered in material compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements.
     (b) All Parent Benefit Plans (other than Parent Multiemployer Pension Plans) which are intended to be qualified under Section 401(a) of the Code, have been the subject of a determination letter from the Internal Revenue Service to the effect that the form of each such Parent Benefit Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and satisfy the requirements for statutory changes required by the legislation commonly known as “GUST” and each Parent Benefit Plan has been amended to comply with statutory changes by the legislation commonly known as “EGTRRA,” and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA.
     (c) Except as previously disclosed to the Company, during the past three (3) years (i) neither Parent nor any Commonly Controlled Entity of Parent has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Parent Benefit Plan that is subject to Title IV of ERISA, other than any Parent Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Pension Plan”), (ii) there have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan that is subject to ERISA or any other breach of fiduciary responsibility that could reasonably be expected to subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, or, to the knowledge of Parent, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA or to any other material liability for breach of fiduciary duty under ERISA or any other applicable Law, (iii) no Parent Benefit Plan which is subject to Title IV of ERISA, or any trust related thereto, has been terminated, or (iv) (A) neither Parent nor any Parent Subsidiary has incurred any liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Multiemployer Pension Plan, (B) no such liability has been asserted, (C) there are no events or circumstances known by Parent that would result in any such complete withdrawal or partial withdrawal and (D) neither Parent nor any Commonly Controlled Entity of Parent is bound by any Contract or has any liabilities described in ERISA Section 4204; provided, however, that the representation contained in clause (i) through (iv) of this Section 4.13(c) shall only apply to items which Parent reasonably believes would result in a Parent Material Adverse Effect.
     (d) With respect to any Parent Benefit Plan that is a “welfare plan” (as such term is defined in Section 3(1) of ERISA), whether or not subject to ERISA, (i) no such Parent Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Parent Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code or any similar state statute, (iii) no such Parent Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute, (iv) each such Parent Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to Parent and the Parent Subsidiaries (except for expenses related to termination of any such plan and paying any final claims related thereto) on or at any time after the Effective Time and (v) Parent has disclosed to the Company in the Parent Disclosure Letter whether each welfare plan is self-insured or insured through third party coverage.
     (e) Except as could not reasonably be expected to have a Parent Material Adverse Effect, since December 31, 2004, neither Parent nor any Parent Subsidiary has received notice of, and, to the knowledge of Parent, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Parent Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Parent Benefit Plan (other than a Parent Benefit Plan which is a Parent Multiemployer Pension Plan), or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Parent Benefit Plan (other than a Parent Benefit Plan which is a Parent Multiemployer Benefit Plan). Except as could not reasonably be expected to have a Parent Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with the Parent Benefit Plans that are required to have been made by Parent or any Parent Subsidiary have been timely made, accrued or reserved for in all material respects.

     (f) Neither Parent nor any Parent Subsidiary has any material liability or obligations, including under or on account of a Parent Benefit Plan, arising out of the hiring of persons to provide services to Parent or any Parent Subsidiary and treating such persons as consultants or independent contractors and not as employees of Parent or any Parent Subsidiary.
     (g) Parent has no legally binding plan or commitment to create any additional Parent Benefit Plan or modify or change any existing Parent Benefit Plan that would be reasonably expected to result in material liabilities to Parent, except as may be required by applicable Law. To the extent that any such plan or commitment exists, whether or not expected to result in material liability to Parent, Parent has provided a copy of such plan or commitment to the Company.
     (h) No employee, director or consultant is or will become entitled to death or medical post-employment benefits by reason of service to Parent or the Parent Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would have a Parent Material Adverse Effect.
     SECTION 4.14. Intellectual Property. Parent and the Parent Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights that are necessary for Parent to conduct its business and operations and the business and operations of the Parent Subsidiaries, other than such Intellectual Property Rights the absence of which have not had or would not reasonably be expected to have a Parent Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any Parent Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Parent, no person is infringing the rights of Parent or any Parent Subsidiary with respect to any Intellectual Property Right.
     SECTION 4.15. Real Property. Parent or a Parent Subsidiary has good and marketable fee title to all Parent Property that is Owned Property and good and valid leasehold title to all Parent Property that is Leased Property, in each case subject only to (a) Liens described in Section 3.14(a), (b) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase) or (c) any conditions that would be shown by a current, accurate survey or physical inspection of any Parent Property made on the date of this Agreement.
     SECTION 4.16. Labor Matters. Since December 31, 2002, neither Parent nor any Parent Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and, to the knowledge of Parent and the Parent Subsidiaries, there is currently no such action threatened against or affecting Parent or any Parent Subsidiary that would reasonably be expected to result in a material liability to Parent. Parent and the Parent Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no unfair labor practice charge or complaint against Parent or any Parent Subsidiary pending or, to the knowledge of Parent or any Parent

Subsidiary, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material liability to Parent. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of Parent or any Parent Subsidiary, threatened against Parent or any Parent Subsidiary that would reasonably be expected to result in material liability to Parent.
     SECTION 4.17. Taxes.
     (a) Parent and each of the Parent Subsidiaries has timely filed all Returns required by applicable Tax law to be filed by Parent and each of the Parent Subsidiaries. All Taxes owed by Parent or any of the Parent Subsidiaries to a taxing authority, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. Parent has made accruals for Taxes on Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of the Parent Subsidiaries determined in accordance with GAAP through the date of Parent Financial Statements.
     (b) Parent and each of the Parent Subsidiaries have withheld with respect to its employees all Federal and state income Taxes and all other Taxes required to be withheld (including, without limitation, Sections 1441, 1442, 3101, 3111 and 3402 of Code or similar provisions under all applicable Laws).
     (c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax that is still in effect.
     (d) No Tax audit or other examination of Parent or any of the Parent Subsidiaries is presently in progress, nor has Parent or any of the Parent Subsidiaries been notified in writing of any request for such Tax audit or other examination.
     (e) Neither Parent nor any of the Parent Subsidiaries is a party to (i) any agreement with a party other than Parent or any of Parent Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any Parent Subsidiary or (ii) any Tax Agreement other than any Tax Agreement described in the foregoing clause (i).
     (f) Neither Parent nor any of the Parent Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law filing (other than a group the common parent of which is Parent) (A) since December 31, 2000 or (B) where such membership would give rise to any liability that could be reasonably expected to have a Parent Material Adverse Effect or (ii) has any liability for the Taxes of any person (other than the Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
     (g) Parent is not, and has not at any time been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

     (h) Neither Parent nor any of the Parent Subsidiaries have been a “distributing corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two (2) years.
     (i) No material claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of the Parent Subsidiaries does not file Tax returns that it is or may be subject to taxation by that jurisdiction, and neither Parent nor any of the Parent Subsidiaries has received any notice of any such material claim from any such authority.
     SECTION 4.18. Broker’s Fees; Finder’s Fees. Except for UBS whose fees will be paid by Parent on or before the Closing Date, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.
     SECTION 4.19. Reorganization; Approvals. As of the date of this Agreement, Parent (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for consummation of the Transactions should not be obtained on a timely basis.
     SECTION 4.20. Aggregate Cash Consideration. As of the date hereof, subject to obtaining any consents or waivers required from Parent’s lenders, Parent has available to it sufficient funds to deliver, and as of the date of the mailing of the Company Proxy Statement and immediately prior to the Effective Time, Parent will have available to it sufficient funds to deliver, (i) the aggregate Cash Consideration to be paid pursuant to this Agreement and (ii) the aggregate cash payments to be made in respect of the Holding Stock Options. In furtherance of the foregoing, as of the date hereof, subject to obtaining any consents or waivers required from Parent’s lenders, the Liens with respect to the assets of the Company and the Company Subsidiaries contemplated herein are, and as of the date of the mailing of the Company Proxy Statement and immediately prior to the Effective Time, such Liens will be, permitted by Parent’s lenders.
     SECTION 4.21. Insurance. All insurance policies carried by or covering Parent and the Parent Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by Parent or any of the Parent Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.
ARTICLE V
Covenants Relating to Conduct of Business
     SECTION 5.01. Conduct of Business.
     (a) Conduct of Business by Company and Company Subsidiaries. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and the Company Subsidiaries to the following (except as (i) expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by Parent prior to, or contemporaneously with, this Agreement or (vi) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
          (A) Ordinary Course. The Company and the Company Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and the Company Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.
          (B) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of the Company Subsidiaries to (1) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly owned Company Subsidiaries to the Company), (2) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or (y) issuances of shares of Company Common Stock upon the conversion or exercise of any outstanding stock options in accordance with their terms, or (3) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
          (C) Issuance of Securities. The Company shall not, and shall not permit any of the Company Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Voting Company Debt, any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Voting Company Debt, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and the Holding Stock Options outstanding on the date of this Agreement and in accordance with their terms.
          (D) Governing Documents. The Company shall not amend its Company Charter or its Company Bylaws.
          (E) No Acquisitions. The Company shall not, and shall not permit any of the Company Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, other than transactions that are in the ordinary course of business which ordinary course of business may not include a prior pattern of acquiring the business or assets of other entities.
          (F) No Dispositions. The Company shall not, and shall not permit any of the Company Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of the Company Subsidiaries), businesses or divisions other than transactions that (1) are in the ordinary course of business which ordinary course of business may not include a prior pattern of disposing of business or divisions or (2) do not have a fair value, individually, in excess of $3,000,000 or, in the aggregate, in excess of $10,000,000.
          (G) No Liens. The Company shall not, and shall not permit any of the Company Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (1) pursuant to the Company Senior Debt Agreements or (2) incurred in the ordinary course of business consistent with past practice, including with respect to expenses related to the Transactions.
          (H) Compensation; Severance. Except (1) as required by applicable Law, (2) to satisfy contractual obligations based on a change in control of the Company pursuant to the Contracts specified in Section 5.01(a) of the Company Disclosure Letter or (3) in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of the Company Subsidiaries to, (I) pay or commit to pay any material severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of a Company Benefit Plan existing as of the date of this Agreement, (II) enter into any material employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement other than amendments necessary or appropriate to bring such agreements into compliance with Section 409A of the Code) with any director or officer or key employee of the Company or any of the Company Subsidiaries, (III) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of the Company or any of the Company Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Company Benefit Plan or applicable Law and other than increases in connection with annual merit and/or cost of living increases that are consistent with past practice in the timing, amount and procedures for implementation), (IV) adopt or make any commitment to adopt any additional employee benefit plan, (V) make any material contribution to any Company Benefit Plan, other than (x) regularly scheduled contributions and (y) contributions required pursuant to the terms thereof or applicable Law, agreement, order or plan, or (VI) amend or extend or make any commitments to amend or extend any Company Benefit Plan in any material respect, except for amendments required by applicable Law.
          (I) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of the Company Subsidiaries to, (1) change in any material respect its methods of accounting or accounting practice as in effect at March 31, 2005, except for any such change as required by reason of a change in SEC guidelines or

GAAP, (2) change its fiscal year, (3) prepare or file any material Tax return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods or (4) settle or compromise any material claim relating to Taxes.
          (J) Certain Agreements. The Company shall not, and shall not permit any of the Company Subsidiaries to, enter into any Material Contract that limits or restricts the right of the Company or any of the Company Subsidiaries or any of their respective affiliates or successors, or that would, after the Effective Time, limit or restrict the right of the Parent, the Surviving Corporation or any of their respective affiliates or successors, to engage or compete in any business or in any geographic area or location.
          (K) Corporate Structure. The Company shall not, and shall not permit any of the Company Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure of the Company or any of the Company Subsidiaries.
          (L) Capital Expenditures. The Company shall not, and shall not permit any of the Company Subsidiaries to, make any capital expenditures, capital additions or capital improvements except in the ordinary course of business or in accordance with the Company’s capital expenditures budgets for its 2006 and 2007 fiscal years, and in any event shall not make aggregate capital expenditures, other than as provided for in such budgets, in excess of $5,000,000 between the date of this Agreement and the Closing Date.
          (M) Prohibited Activities. The Company shall not, and shall not permit any of the Company Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (A) through (L) of this Section 5.01(a), except as otherwise permitted by this Agreement.
     (b) Conduct of Business of Parent and Parent Subsidiaries. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and the Parent Subsidiaries that (except as (i) expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Parent Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by the Company prior to, or contemporaneously with, this Agreement or (vi) to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
          (A) Ordinary Course. Parent and the Parent Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, Parent and the Parent Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Parent Material Adverse Effect at the Effective Time.
          (B) Changes in Share Capital. Parent shall not repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
          (C) Issuance of Securities. Parent shall not, and shall not permit any of the Parent Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Voting Parent debt, any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Voting Parent Debt, other than (1) the issuance of shares of Parent Common Stock upon the exercise of stock options outstanding on the date of this Agreement in accordance with the terms of Parent’s stock option plans in effect as of the date of this Agreement, (2) the issuance of restricted shares pursuant to the terms of Parent’s Key Man Incentive Plan, (3) the grant of stock options or the issuance of shares of Parent Common Stock upon the exercise of such stock options in accordance with the terms of Parent’s stock option plans in effect as of the date of this Agreement or (4) issuances by a wholly owned Parent Subsidiary of capital stock to such Subsidiary’s parent or another wholly owned Parent Subsidiary.
          (D) Governing Documents. Parent shall not amend the Parent Charter or Parent Bylaws and shall cause Sub not to amend its certificate of incorporation or its bylaws.
          (E) Corporate Structure. Parent shall not alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of Parent or any of the Parent Subsidiaries where such change in the corporate structure is reasonably likely to result in a Parent Material Adverse Effect or would adversely effect the value of the Parent Common Stock.
          (F) Prohibited Activities. Parent shall not, and shall not permit any of the Parent Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (A) through (E) of this Section 5.01(b), except as otherwise permitted by this Agreement.
     (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such Party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.
     (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such Party.
     SECTION 5.02. No Solicitation.
     (a) From the date of this Agreement to the Effective Time, unless this Agreement is terminated earlier pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of, the Company or any Company Subsidiary to, and the Company shall cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, negotiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, or afford access to properties, books or records of the Company or the Company Subsidiaries to, any Person that made a Company Takeover Proposal or to any Person that has disclosed to the Company that it is contemplating making a Company Takeover Proposal; provided, however, that, prior to the consummation of the Merger, in addition to Section 5.02(b), the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, is, or may reasonably be expected to lead to, a Superior Company Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (which shall have terms and conditions no less favorable than those in the Confidentiality Agreement), (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal and (z) take, and disclose to the Company’s stockholders, a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (provided that the Company Board shall not recommend that the Company’s stockholders tender their shares of capital stock in the Company in connection with such tender offer or exchange unless the Company has complied with Section 5.02(b)).
     (b) If, prior to the consummation of the Merger:
          (i) (A) the Company Board has received a Superior Company Proposal or (B) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to withdraw or modify the Company Recommendation may be reasonably expected to violate the fiduciary duties of the Company Board under applicable Law,
          (ii) the Company has notified Parent in writing of the determination described in clause (i) above,

          (iii) at least four (4) business days following receipt by Parent of the notice received in clause (ii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (ii) above, the Company Board determines that such Superior Company Proposal remains a Superior Company Proposal, and
          (iv) the Company is in compliance with this Section 5.02,
then the Company Board may withdraw or modify the Company Recommendation (as defined in Section 6.01(f)).
     (c) The Company promptly, but in any event within five (5) business days after receipt thereof, shall advise Parent in writing of any Company Takeover Proposal, including the material terms and conditions thereof, or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal. The Company shall promptly, but in any event no later than two (2) business days before providing information or entering into discussions with such third party, provide written notice to Parent of the Company’s intent to furnish information or enter into discussions with such third party. The Company shall promptly provide Parent a copy of the Company’s response to a Company Takeover Proposal and copies of any amendments or modifications to the Company Takeover Proposal.
ARTICLE VI
Additional Agreements
     SECTION 6.01. Preparation of the Form S-4 and the Company Proxy Statement; Company Stockholders’ Meetings.
     (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a Company proxy statement (the “Company Proxy Statement”) in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Company Proxy Statement and a Parent prospectus relating to the Share Issuance will be included, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, but, in any event, no more than three (3) business days after the SEC notifies Parent that the SEC will consider a written request for the acceleration of the effective date of the Form S-4 and shall use reasonable efforts to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. Absent any restraint under applicable Law, the Company will use its commercially reasonable efforts to cause the Company Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than five (5) business days) after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Transactions and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement, the Form S-4 or the Merger.
     (b) The Form S-4 shall comply in all material respects with all applicable Laws respecting securities, including rules and regulations promulgated by the SEC.
     (c) No filing of, or amendment or supplement to, the Form S-4, and no correspondence with the SEC with respect thereto, will be made by Parent or the Company without the prior consent of the other Party (including providing the other Party a reasonable opportunity to review and comment on such amendment or supplement). Parent will advise the Company, promptly after it receives notice thereof, of the time when any of the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock that comprises the Stock Consideration issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Closing Date, any information relating to Parent or the Company, any of their respective subsidiaries or affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Form S-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
     (d) Each of Parent and the Company shall use commercially reasonable efforts to cause to be delivered to each other a letter of its independent auditors, dated (i) a date within two (2) business days prior to the date on which the Form S-4 shall become effective and (ii) the Closing Date, and addressed to such other Party and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 and reasonably acceptable to the recipient Party.
     (e) Subject to Section 5.02 and other than pursuant to Rule 14a-12 of the Exchange Act with respect to public announcements made in compliance with Section 6.08, no amendment or supplement to the Company Proxy Statement, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of such other Party, which approval shall not be unreasonably withheld or delayed.
     (f) The Company shall, as soon as practicable following the date of this Agreement, and in any event, subject to Section 6.01(g) and any applicable Law or Judgment, within forty-five (45) days following the mailing of the Company Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval; provided, however, that the Company may delay calling, giving notice of, convening or holding the Company Stockholders’ Meeting for a reasonable period to address and resolve any restraint affecting this Agreement or the Transactions arising from an applicable Law or Judgment (including, without limitation, addressing and resolving any comments from the SEC); provided, further, that, when scheduling the Stockholders’ Meeting, the Company will consider the Parent’s desire that the Closing, if practicable, occur on the first (1st) business day of a calendar month. Subject to Section 5.02(b), the Company Proxy Statement shall include the recommendation of the Company Board that the adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair, from a financial point of view, to and in the best interests of the Company’s stockholders (the “Company Recommendation”).
     (g) Notwithstanding anything to the contrary in the preceding paragraph, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.02, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to a Company Takeover Proposal for such time as the Company Board determines is appropriate to investigate and consider such Company Takeover Proposal, if the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Company Takeover Proposal may reasonably be expected to lead to a Superior Company Proposal and that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. The Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the Company Stockholders’ Meeting is held.
     (h) Each of the Company and Parent agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in (i) the Form S-4, or any amendment or supplement thereto, to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Company Proxy Statement) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company in this Section 6.01(h) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Form S-4 (including the Company Proxy Statement), and no representation or warranty is made by Parent or Sub in this Section 6.01(h) with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 (including the Company Proxy Statement).
     SECTION 6.02. HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Law, each of Parent and the Company shall file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a

pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Law (including, without limitation, the Regulatory Filings). Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Entity any additional information requested by them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses, including, subject to applicable Law and privileges, including the attorney-client privilege, (a) providing copies of all of such documents to the other Party and its Representatives prior to filing or responding and (b) timely furnishing to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
     SECTION 6.03. Access to Information; Confidentiality. Upon reasonable notice, each of the Company and Parent shall, and shall cause each of its respective significant subsidiaries (determined in accordance with Regulation S-X promulgated under the Securities Act) to, afford to the other Party and to the officers, employees, accountants, legal counsel, financial advisors and other representatives of such other Party, reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective significant subsidiaries to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request; provided that each of the Company and Parent shall have the right to access the properties, books, contracts, commitments, personnel and records of any non-significant subsidiary of the other Party to extent that the operations or business of any such subsidiary would reasonably be expected to have a Material Adverse Effect upon such other Party. Without limiting the foregoing, Parent and its representatives shall be allowed to conduct a Phase I environmental investigation of the Company, the Company Subsidiaries and their properties, but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation, which approval shall not be unreasonably withheld or delayed; provided, however, that the Parties acknowledge and agree that the conduct and completion of any such environmental investigation shall not be a condition to the closing of the Transactions. The Company and the Company Subsidiaries shall reasonably cooperate with Parent and its representatives in connection with any such environmental investigation, including making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, the Company Subsidiaries and their properties and making available relevant documents related to such matters. Neither Parent nor Sub shall, and Parent and Sub shall cause each of its representatives not to, use any information acquired pursuant to this Section 6.03 for any purpose unrelated to the consummation of the Transactions. All information exchanged, made available or acquired pursuant to this Section 6.03 shall be subject to the Confidentiality Agreement.

     SECTION 6.04. Reasonable Efforts; Notification.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other Party on, all of the information relating to itself and its subsidiaries that appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the Transactions.
     (b) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with its Representatives in doing, all things necessary, proper or advisable to obtain, prior to the mailing of the Company Proxy Statement, all waivers and consents required from Parent’s lenders to consummate the Transactions, including, without limitation, to provide Parent with sufficient funds to deliver the Cash Consideration and other cash payments due hereunder and to permit the existence of the Liens of the Company and the Company Subsidiaries contemplated herein.
     (c) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
     (d) Nothing in Section 6.04(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.04(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating solely to the Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating solely to Antitrust Laws.
     SECTION 6.05. Company Stock Options; Company RSP; Other Employee Benefits.
     (a) At the Effective Time, the Surviving Corporation shall assume all obligations of the Company with respect to the Company RSP and the Supplemental SBP. Parent shall guarantee performance of the Surviving Corporation’s obligation to make an Additional Employer Contribution to the Company RSP and the Supplemental SBP. Parent agrees to register and list any shares of Parent Common Stock issuable to the Company RSP as the Additional Employer Contribution. At the Effective Time the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) amend the definition of “Company Stock” in the Company RSP and Supplemental SBP to mean shares of Parent Common Stock, (ii) amend the “Additional Employer Contribution” required by Appendix 3.3 of the Company RSP to be made for the “Plan Year” ended March 31, 2006, to state that such Additional Employer Contribution will be made in a number of shares of Parent Common Stock at least equal to the number of shares of Company Common Stock that would have been contributed for such Plan Year had the Merger not occurred, multiplied by the Option Exchange Ratio and (iii) amend Section 6.5 of the Company RSP to delete restrictions on trading Company Common Stock contained in subsections 6.5(b) and 6.5(c)(5) therein (but not the diversification rules in Section 6.5(c)(2) and (3)). Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 6.05(a). The Form S-4 and the NYSE listing application shall include the shares of Parent Common Stock issuable to the Company RSP (and the Supplemental SBP) as Merger Consideration and as the Additional Employer Contribution.
     (b) Promptly after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 or such other appropriate form with respect to the shares of Parent Common Stock to be issued or issuable pursuant to the Company RSP and shall use its best efforts to maintain the current status of the prospectus contained, or incorporated by reference, in such registration statement, as well as comply with any applicable listing requirements of the NYSE and state securities or “blue sky” laws, for so long as the Company RSP has an investment option including Parent Common Stock, which investment option shall be continued for not less than one (1) year after the Effective Time.

     (c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for not less than one (1) year after the Effective Time the Company Benefit Plans as in effect on the date of this Agreement as set forth on the Company Disclosure Letter (other than the Company Option Plan) or to provide coverage and benefits, including, without limitation, with respect to the Company RSP, to make annual contributions pursuant to Section 3.3 of the Company RSP consistent with past practice, to each employee of the Company and the Company Subsidiaries as of the Effective Time (the “Covered Employees”) that are at least as favorable in the aggregate to such employees as those in effect on the date of this Agreement, except as may be required pursuant to any applicable collective bargaining agreement.
     (d) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all of the Company’s employment, change of control, severance and termination agreements, plans and policies (including, without limitation, bonuses, incentives or deferred compensation) with its employees disclosed in the Company Disclosure Letter. Parent shall, and shall cause the Surviving Corporation to, timely amend any and all plans and arrangements (and any and all related documents) adopted or maintained by the Company prior to the Effective Time that provide for the deferral of compensation subject to Section 409A of the Code to the extent necessary to avoid liability under such Section 409A.
     (e) For a period of one (1) year from the Closing Date, Parent and the Surviving Corporation shall provide the Covered Employees, who, immediately prior to the Effective Time, were employees of the Company and its Subsidiaries and had not entered into an employment, change of control, severance or termination agreement with the Company, with annual rates of base salary or hourly wages, as applicable, and annual incentive opportunities that are at least as favorable in the aggregate to such employees as those in effect immediately prior to the Effective Time. For the avoidance of doubt, the Parties agree that the Company’s Management Incentive Cash Bonus Plan for fiscal year ending March 31, 2007 will be paid on a twelve-month fiscal year basis consistent with the general approach of the same plan for the fiscal year ending March 31, 2006, and the Company’s Management Incentive Cash Bonus Plan may change to a calendar year basis for the nine-month period ending December 31, 2007.
     (f) With respect to any employee benefit plan, program or arrangement maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes of determining eligibility to participate and vesting and, except under any defined benefit pension plans, for purposes of benefit accrual, service by a Company employee with the Company or any Company Subsidiary shall be treated as service with Parent or any Parent Subsidiary; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
     (g) From and after the Effective Time, those certain transfer restriction letter agreements between the Company and each of its executive officers and district managers shall terminate and be of no further force and effect.

     SECTION 6.06. Indemnification; Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which an individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company or any of the Company Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the Transactions, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. Parent shall, to the fullest extent permitted by Law, and shall cause the Surviving Corporation to (i) maintain and preserve, for a period of six (6) years after the Effective Time, the rights to exculpation, indemnification and advancement of expenses of all Indemnified Parties as provided in the Company Charter, the Company Bylaws and the comparable charter and organization documents of each Company Subsidiary as in effect on the date hereof and (ii) honor all of the Company’s obligations to indemnify (including any obligations to advance funds for expenses) all Indemnified Parties, for and in connection with acts or omissions by such persons occurring prior to the Effective Time to the extent that such obligations of the Company or any Company Subsidiary exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, the comparable charter and organizational documents of each Company Subsidiary, individual indemnity agreements or otherwise, as the case may be, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, each Company Subsidiary’s charter and organizational documents and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any Claims against such persons arising out of such acts or omissions.
     (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary, while serving in such capacity, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions).
     (c) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time and with a total insured coverage of $50,000,000 of directors’ and officers’ liability insurance and $5,000,000 of fiduciary liability insurance for such six (6) year period; provided, however, that Parent shall not be obligated to make aggregate premium payments for the entire six (6) year run-off period for such insurance policies to the extent such premiums exceed $2,200,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium after giving effect to any credit obtainable from the premiums paid for the directors’ and officers’ liability insurance and the fiduciary liability insurance for the current year, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Premium.
     (d) The obligations under this Section 6.06 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.06 applies and their respective heirs, successors and assigns shall be express third party beneficiaries of this Section 6.06). In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.06 for the benefit of the Indemnified Parties.
     (e) This Section 6.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their successors and assigns.
     SECTION 6.07. Fees and Expenses.
     (a) Except as provided below, all fees and expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants) incurred in connection with the Merger shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing of (i) the Company Proxy Statement and the Form S-4 shall be the sole responsibility of Parent and Sub and (ii) the HSR filings shall be shared equally between Parent and Sub, on the one hand, and the Company, on the other hand.
     (b) If (x) (i) after the date of this Agreement, any person makes a Company Takeover Proposal, and (ii) this Agreement is terminated by Parent pursuant to Section 8.01(c), or (y) after the date of this Agreement, the Company or Parent terminates this Agreement pursuant to Section 8.01(d), then the Company shall pay to Parent by wire transfer of same day funds a fee amount equal to $20,476,157, which fee shall be payable and shall be paid five (5) business days after the date of the termination of this Agreement as provided in the foregoing clause (x) or (y).
     SECTION 6.08. Public Announcements. The initial press release with respect to the Merger and the Transactions shall be a joint press release. Thereafter, except for any press release concerning a Company Takeover Proposal or a withdrawal or modification of the Company Recommendation, Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall use reasonable efforts to not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE.
     SECTION 6.09. Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid by Parent, Sub or the Surviving Corporation, and the Company shall cooperate with the Surviving Corporation and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
     SECTION 6.10. Affiliates. Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to the date of mailing of the Company Proxy Statement a written affiliate agreement substantially in the form attached as Exhibit B.
     SECTION 6.11. Stock Exchange Listing and Delisting. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Parent shall cause all shares of the Company Common Stock that are to be exchanged for and converted into Parent Common Stock pursuant to Section 2.01(c) to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable after the Effective Time.
     SECTION 6.12. Tax Treatment. The Parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     SECTION 6.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction; provided, however, that no settlement of any such obligation shall be agreed to without Parent’s consent.
     SECTION 6.14. Section 16(b). The Boards of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions (including, if appropriate, amending the terms of the Company Option Plan and the related option and stock appreciation rights agreements, the Company RSP and other compensation plans and arrangements and all other actions necessary to give effect to the transactions contemplated by Section 2.03) as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) promulgated under the

Exchange Act to exempt (i) the conversion of Company Common Stock into cash or Parent Common Stock, and (ii) the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including any Adjusted Options) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.
     SECTION 6.15. Notice of Certain Events. Each of the Company and Parent shall promptly notify the other Party of:
     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable;
     (b) any notice or other communication from any Governmental Entity in connection with the Transactions;
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the consummation of the Transactions; or
     (d) any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.
     SECTION 6.16. Payment of Fees. On or prior to the Effective Time, the Company shall have paid to Credit Suisse by wire transfer of immediately available funds the fees and expense reimbursement to which it is entitled under that certain letter agreement between the Company and Credit Suisse dated October 10, 2005.
ARTICLE VII
Conditions Precedent
     SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
     (b) NYSE Listing. The shares of Parent Company Stock issuable to the Company’s stockholders and optionholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (c) Consents, Approvals and Authorizations. All consents, approvals, permits, orders or authorizations from, and all declarations, filings and registrations with, any Governmental

Entity of competent jurisdiction (including, without limitation, the Regulatory Filings), required to consummate the Merger and the other Transactions shall have been obtained or made without the imposition of any material conditions, other than those that the failure to make or obtain or which would not render the Merger illegal, and the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.
     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no Law enacted, issued, promulgated or enforced by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of the Parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other’ order that may be entered.
     (e) Form S-4; Blue Sky. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have made all of the Regulatory Filings and received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to this Agreement and to consummate the Merger and the other Transactions.
     (f) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit in any material way the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.
     SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company shall be true and correct, in each case as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
     (d) Tax Opinion. Parent shall have received a written opinion, dated as of the Closing Date, from Lord, Bissell and Brook LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a Party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such tax counsel may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached hereto as Exhibit C and representations from the Company substantially similar to the representations in the Company Tax Certificate attached hereto as Exhibit D.
     (e) Company Officer’s Certificates. Parent shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
     SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Sub shall be true and correct, in each case as of the Effective Time as though such representations and warranties were made on and as of such time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect.
     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     (c) Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement, there shall not have any Parent Material Adverse Effect.
     (d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from Katten Muchin Rosenman LLP, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such tax counsel may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and other, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached hereto as Exhibit C and representations from the Company substantially similar to the representation in the Company Tax Certificate attached hereto as Exhibit D.
     (e) Parent Officer’s Certificates. The Company shall have received certificates signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.
     SECTION 7.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use all reasonable efforts to consummate the Merger and the other Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement as required by and subject to Section 6.04.
ARTICLE VIII
Termination, Amendment and Waiver
     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after receipt of the Company Stockholder Approval:
(a)	by mutual written consent of Parent, Sub and the Company;

(b)	by either Parent or the Company:
     (i) if the Merger is not consummated on or before June 2, 2006 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the Party seeking to terminate this Agreement;
     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
     (iii) if, upon a vote at a duly held meeting to obtain the Company Stockholders’ Meeting, the Company Stockholder Approval is not obtained;

     (c) by Parent, if (i) the Company Board shall have withdrawn or adversely modified the Company Recommendation or (ii) the Company Board shall have recommended to the Company’s stockholders that they approve a Company Takeover Proposal other than the Merger;
     (d) by the Company, subject to compliance with Section 5.02(b), or by Parent, if the Company Board determines to accept a Superior Company Proposal (with such termination becoming effective upon the Company entering into a binding written agreement with respect to such Superior Company Proposal);
     (e) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.02(a), 7.02(b) or 7.02(c) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; or
     (f) by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a), 7.03(b) or 7.03(c) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach.
     SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent and abandonment of the Merger as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and no Party (or any of its directors or officers) shall have any liability or obligation to any other Party, other than Section 3.21, Section 4.18, Section 4.20, the last sentence of Section 6.03, Section 6.04(b), Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the breach of Section 4.20 or 6.04(b), fraud by a Party or the willful and material breach by a Party of any other representation, warranty or covenant set forth in this Agreement.
     SECTION 8.03. Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the

Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company or Parent.
ARTICLE IX
General Provisions
     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (c) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a Party as shall be specified by like notice) set forth below:
     (a) if to Parent or Sub, to
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
Attention: David H. Hannah, Chief Executive Officer
                    Kay Rustand, Esq., Vice President and General Counsel
Fax No.: (213) 687-8792
with a copy to:
Lord, Bissell & Brook LLP
300 South Grand Avenue, Suite 800
Los Angeles, California 90071
Attention: David R. Decker, Esq.
Fax No.: (213) 485-1200

     (b) if to the Company, to
Earle M. Jorgensen Company
10650 Alameda Street
Lynwood, California 90262
Attention: William S. Johnson
Fax No.: (323) 567-1034
with a copy to:
Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley, Esq.
Fax No.: (310) 712-8225
and
Kelso & Company, L.P.
320 Park Avenue
New York, New York 10022
Attention: James J. Connors, II, Esq.
Fax No.: (212) 223-2379
     SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
     SECTION 9.04. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the parties will confirm facsimile transmission by signing a duplicate original document.
     SECTION 9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Voting Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as provided in Sections 6.05 and 6.06.

     SECTION 9.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without any required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     SECTION 9.08. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any California state court or any Federal court located in the County of Los Angeles in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any California state court or any Federal court located in the County of Los Angeles in the State of California in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any California state court or any Federal court sitting in the County of Los Angeles in the State of California and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.
[The remainder of this page has been left blank intentionally. Signature page follows.]

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

RELIANCE STEEL & ALUMINUM CO.,
a California corporation

By:	/s/ David H. Hannah Name: David H. Hannah
Title: Chief Executive Officer

By:	/s/ Karla Lewis Name: Karla Lewis
Title: Executive Vice President and
Chief Financial Officer

SUB:

RSAC ACQUISITION CORP., a Delaware corporation

By:	/s/ David H. Hannah Name: David H. Hannah
Title: President

COMPANY:

EARLE M. JORGENSEN COMPANY,
a Delaware corporation

By:	/s/ Maurice S. Nelson, Jr. Name: Maurice S. Nelson, Jr.
Title: CEO

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